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                                                                EXHIBIT 11(A)(9)

(BW)(NY-CORNING/EKCO-GROUP) CCPC Acquisition Corp. Announces Expiration of the Hart-Scott-Rodino Waiting Period Relating to Its Tender Offer for the Stock of EKCO Group, Inc.

    Business Editors

    WILMINGTON, Del.--(BUSINESS WIRE)--Sept. 2, 1999--CCPC Acquisition Corp. (the parent of Corning Consumer Products Company) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with its pending acquisition of the EKCO Group, Inc. pursuant to a tender offer commenced on August 11, 1999 expired at 11:59 p.m. Eastern Daylight Savings Time on September 1, 1999.

    The tender offer and withdrawal rights thereunder are currently scheduled to expire at 12:00 Midnight, New York City time, on Wednesday September 8, 1999, unless the tender offer is extended. The tender offer is subject to the valid tender of more than 50% of the outstanding shares of EKCO Group, Inc. and to certain other conditions.

    Corning Consumer Products Company has been an affiliate of Borden, Inc. and a member of the Borden Family of Companies since April 1998. Each member of the Borden Family is privately owned by its own management and by affiliates of the investment firm Kohlberg, Kravis, Roberts & Co.

    Headquartered in Elmira, N.Y., Corning Consumer Products Company markets housewares products under the Corningware-Registered Trademark-, Corelle-Registered Trademark-, Revere-Registered Trademark-,
Pyrex-Registered Trademark- and Visions-Registered Trademark- brand names. The company posted sales of $533 million in 1998, employs approximately 3,000 people and has facilities in Asia, Australia, Latin America and the United States.

    --30--slb/clv

    CONTACT:  Corning Consumer Products Company, Elmira
               David T. Lanzillo, 607/377-8259
               Anthony P. Deasey, 607/377-8005

    KEYWORD: OHIO NEW YORK INTERNATIONAL ASIA PACIFIC LATIN AMERICA INDUSTRY KEYWORD: FOODS/BEVERAGES RETAIL SUPERMARKETS
    MERGERS/ACQ